FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Third Quarter Dividend

 Hampton, Va., August 10, 2017 (PRNewswire) - Old Point Financial Corporation ("OPOF" – Nasdaq) has declared a quarterly cash dividend of $0.11 per share on its common capital stock to be paid on September 29, 2017 to shareholders of record as of August 31, 2017. The dividend is the same as the prior quarter's dividend and is a $0.01 or 10% per share increase from the prior year's quarterly dividend level.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at eblack@oldpoint.com. OldPoint.com